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                                                                EXHIBIT 99.4




[Lithium Technology Corporation Logo]

                                                                 NEWS RELEASE
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5115 Campus Drive
Plymouth Meeting, Pennsylvania 19402-1129
Phone: (610) 940-6090
Fax:   (610) 940-6091


FOR IMMEDIATE RELEASE

                    LITHIUM TECHNOLOGY CORPORATION ANNOUNCES
                  COMPLETION OF $5.5 MILLION PRIVATE PLACEMENT

PLYMOUTH MEETING, PENNSYLVANIA, SEPTEMBER 23, 1997 -- Lithium Technology Corporation (the "Company") (OTC Bulletin Board: LITH) today announced that its private placement of senior secured convertible notes arranged by Interlink Management Corporation ("Interlink") was more than fully subscribed at $5.5 million, including a complete conversion of the August 1997 $500,000 bridge financing.

The closing of this transaction on September 22 completes the Phase I funding of the technology commercialization alliance initiative as announced previously on June 13 and August 19, 1997. The Phase I proceeds will provide sufficient operating cash flow until the next stage of financing through strategic partners and a secondary public offering. Phase II contemplates an additional investment in the Company of up to $10 million by a strategic manufacturing partner within the next six months under terms and conditions to be negotiated by the parties. With the assistance of Interlink's Chairman, Mr. Neil Bush, the Company is currently in discussions with several strategic alliance candidates regarding manufacturing and distribution of its lithium-ion polymer batteries. It should be noted that the Phase I investors include potential strategic manufacturing partners as well as a large global notebook computer Original Equipment Manufacturer (OEM).

"This funding allows us to optimize our technology and take it to the marketplace in conjunction with one or more OEM customers and a strategic manufacturing partner," stated Mr. David J. Cade, Lithium's President. "Our advanced lithium-ion polymer rechargeable cells produced on our prototype continuous flow manufacturing line continue to be tested by selected notebook computer and cell phone OEMs, and we remain confident of our ability to ship sample battery packs by the end of this year."

Lithium Technology Corporation is developing a new generation of solid state rechargeable batteries for portable electronics devices, such as notebook computers and wireless communications handsets for cellular and PCS applications. The Company's patented and proprietary technology uses high performance fibers in composite battery structures along with web coating and related processes for manufacturing.

CONTACTS:       Lithium Technology Corporation
                Gretchen N. Deming
                Director of Administration
                  and Shareholder Relations
                (610) 940-6090 Ext. 109


                Consulting for Strategic Growth, Ltd.
                Stanley Wunderlich/John Harbaugh
                Corporate Development Consultants
                (800) 625-2236 / (800) 807-6388